Exhibit 5.1

To:	April 14, 2022
Quoin Pharmaceuticals Ltd.	Ref: Q/13

Ladies and Gentlemen,

Re:	Registration Statement on Form F-1

We have acted as Israeli counsel to Quoin Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with a registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, from time to time, by the selling shareholders of an aggregate of 6,435,548,000 ordinary shares, no par value, of the Company (“Ordinary Shares”), represented by American Depository Shares (“ADSs”), consisting of:

(a)

6,288,605,600 Ordinary Shares,  represented by 15,721,514 ADSs,  issuable upon exercise of the Series A, Series B and Series C Warrants issued as of March 13, 2022 to Altium Growth Fund LP (the “Investor”) (collectively the “Initial Investor Warrants”) pursuant to a Securities Purchase Agreement, dated as of March 24, 2021, by and among the Company, Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin Inc.”), and the Investor, as amended as of September 17, 2021 and March 13, 2022 (the “Purchase Agreement”), and upon the exercise of the additional Series A and Series B Warrants to be issued upon the exercise of the Series C Warrant in full, in accordance with the Purchase Agreement and the Initial Investor Warrants (the “Additional Investor Warrants”); and

31 Ahad Ha'am Street Tel Aviv 6520204, Israel	T. +972 (0)3 567 0700 F. +972 (0)3 566 0974	s-horowitz.com

(b)

146,942,400 Ordinary Shares, represented by 367,356 ADSs,  issuable upon exercise of the warrants issued as of March 13, 2022 to the purchasers of convertible promissory notes of Quoin Inc. in 2020 (the “Noteholder Warrants” and together with the Initial Investor Warrants and the Additional Investor Warrants, the “Warrants”).

This opinion letter is furnished to you at your request in order to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In connection therewith, we have examined and relied upon copies (which we have assumed, in each case, to be true, complete, in effect and up-to-date copies of the originals thereof) of (i) the Registration Statement, (ii) the Company’s amended and restated articles of association, as currently in effect (the “Articles”) (iii) the resolutions adopted by the board of directors of the Company (the “Board”) effective March 13, 2022 and April 12, 2022, respectively and the resolutions adopted by the audit committee of the Board effective April 12, 2022 (collectively, the “Resolutions”), and (iv) the executed Initial Investor Warrants and Noteholder Warrants and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed necessary and appropriate as a basis for the opinion set forth below.

In respect to the Resolutions provided to us by the Company, we assume that they (i) are a true, correct, complete and up-to-date record of the matters described therein; (ii) were signed by all of the directors of the Company who at the date of such Resolutions would have been entitled to attend and vote at a meeting of the Board or of the audit committee of the Board, as the case may be; and (iii) have not been amended, revoked or rescinded and will remain in full force and effect in all respects and that no other resolutions have been passed or other action taken on or prior to the date of this letter which could affect the validity of such Resolutions.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. We have also assumed the due authorization (other than by the Company in respect of the Warrants) by all requisite action, corporate or other, and execution and delivery by all the parties to such documents (including the Warrants and the Purchase Agreement) and the validity and binding effect of all such documents on the parties thereto. With respect to Ordinary Shares represented by ADSs  issuable upon exercise of the Additional Investor Warrants, we assume the due execution and delivery of the Additional Investor Warrants by the Company in accordance with the terms of the Purchase Agreement and the Initial Investor Warrants. As to all questions of fact material to the opinion set forth below, we have relied upon certificates or comparable documents of officers and representatives of the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.  In making the examination of such documents, we have assumed that the parties thereto (other than in respect of the Warrants, the Company) had or will have the power, corporate or other, to enter into and perform all obligations thereunder.

We have also assumed that upon the actual issuance of any Ordinary Shares registered under the Registration Statement, the total number of Ordinary Shares issued will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its amended and restated articles of association.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon the exercise of the Warrants in accordance with their respective terms, and upon, unless such exercise of the Warrants is made on a cashless basis in accordance with the terms of such Warrants, receipt by the Company of the exercise price in connection with the issuance of the Ordinary Shares represented by ADSs required to be paid upon the exercise of such Warrants, the Ordinary Shares being registered under the Registration Statement, when issued as aforesaid, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, this opinion is limited to the laws of the State of Israel in force as at the date hereof and we do not express any opinion as to the laws of any other jurisdiction. This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, including facts, laws, rules and regulations as existing or in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ S. Horowitz & Co.

S. Horowitz & Co.